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                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS

                    (IN THOUSANDS, EXCEPT SHARE RELATED DATA)

                                                                     THREE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                    1997              1996
                                                                 -----------        ---------

Primary:
Average shares outstanding                                        12,297,310        6,948,193
Net effect of dilutive stock options and
warrants--based on the treasury stock method using
average market price of $1.80 per share in 1996                           --          244,222
                                                                 -----------        ---------
Total                                                             12,297,310        7,192,415
                                                                 ===========        =========

(Loss) income applicable to common stock                         $    (1,131)      $      552
                                                                 ===========       ==========
(Loss) income per share applicable to common stock               $     (0.09)      $     0.08
                                                                 ===========       ==========

Fully diluted:
Average shares outstanding                                        12,297,310        6,948,193

Net effect of dilutive stock options and
warrants--based on the treasury stock method
using the period end market price, if higher than
average market price                                                      --          244,222

Assumed conversion of 9% series D and series E
cumulative, convertible, redeemable preferred stock
                                                                          --        1,270,000
                                                                 -----------       ----------
Total                                                             12,297,310        8,462,415
                                                                 ===========       ==========
(Loss) income applicable to common stock                         $    (1,131)      $      552
Add required dividends on series D and series E cumulative,
convertible, redeemable preferred stock                                   --               55
                                                                 -----------       ----------
Total                                                            $    (1,131)      $      607
                                                                 ===========       ==========

(Loss) income per share applicable to common stock               $     (0.09)      $     0.07
                                                                 ===========       ==========


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